                            press information

MOOGINC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	July 31, 2015		716-687-4225

MOOG REPORTS THIRD QUARTER RESULTS

East Aurora, NY - Moog Inc. (NYSE: MOG.A and MOG.B) announced today third quarter earnings of $36 million, or $.94 a share. Included in the third quarter earnings is a per share restructuring charge of $.11, resulting in adjusted EPS of $1.05, down slightly from last year’s $1.08 per share. Sales in the quarter of $635 million were down 7% from a year ago.

Aircraft segment sales in the quarter were $270 million, down 8% from a year ago. Commercial aircraft sales of $129 million were down $17 million, or 12%. Sales of OEM products to Boeing were 16% lower compared to last year’s unusually strong third quarter. Airbus sales increased 12%, to $19 million, as the A350 production continues to ramp up. Commercial aftermarket revenues of $31 million were down 9% due to lower initial provisioning of 787 spares.

Military aircraft sales of $141 million were 5% lower year over year. Military aftermarket sales were down 5%, mainly due to the winding down of the C-5M Super Galaxy modernization program. F-35 sales, at $22 million, were down $1 million as work on the development program subsided.

Space and Defense sales of $95 million were 7% lower in the quarter. Space market sales were down 21%, to $48 million, as various satellite programs were completed and NASA Soft Capture activity slowed. Defense sales were $47 million, up 13%, on improved defense vehicle and naval program sales and higher sales of defense products sold into European markets.

Sales in the Industrial Systems segment were down 12%, to $131 million, with most of the decline tied to foreign currency effects. Excluding currency adjustments, energy market sales were down $3 million on lower sales of steam and gas turbine products as well as weaker sales of wind energy products into Europe. Industrial automation sales, excluding foreign currency effects, were up $3 million from stronger aftermarket sales. Simulation and test product sales, excluding foreign currency effects, increased $1 million with gains in the simulation market offset by lower test product sales.

The Components segment had sales in the quarter of $107 million, down 3% from a year ago. Excluding foreign currency effects, sales were flat. Sales into aerospace and defense markets were higher on military aircraft OEM sales and space activity. Sales of general industrial products were 9% higher while medical products sales decreased 4%. Energy components, including products sold into marine energy markets, were down $7 million, to $15 million, a combination of weaker oil prices and a strong quarter a year ago.

The Medical Devices segment had sales of $32 million, up $3 million on stronger sales of both pumps and administration sets.

The current backlog is $1.3 billion.

The Company updated its projections for fiscal 2015, ending October 3, 2015, to include sales of $2.53 billion, net earnings of $138 million and earnings per share of $3.50, reflecting additional restructuring costs.

The Company also provided its initial projections for fiscal 2016 with sales of $2.57 billion, net earnings of $148 million and earnings per share of $4.00, a 14% increase over fiscal 2015 guidance.

“Fiscal ‘15 is turning out to be a year of multiple headwinds for our company,” said John Scannell, Chairman and CEO. “Despite this, our underlying businesses remain strong and we’re responding to the short term challenges to position our company for improvement in fiscal ’16 and beyond.  Next year we’re forecasting a modest increase in sales, another year of strong cash flow and a 14% increase in earnings per share to $4.00.”

In conjunction with today’s release, Moog will host a conference call beginning at 10:00 a.m. ET, which will be broadcast live over the Internet. John Scannell, Chairman and CEO, and Don Fishback, CFO, will host the call. Supplemental financial data will be available on the webcast web page approximately 60 minutes prior to the conference call. Listeners can access the call live or in replay mode at www.moog.com/investors/communications.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the Company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate;

•	we operate in highly competitive markets with competitors who may have greater resources than we possess;

•
we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs;

•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings;

•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns;

•	we may not realize the full amounts reflected in our backlog as revenue, which could adversely affect our future revenue and growth prospects;

•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted;

•
contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment;

•	the loss of The Boeing Company as a customer or a significant reduction in sales to The Boeing Company could adversely impact our operating results;

•	our new product research and development efforts may not be successful which could reduce our sales and earnings;

•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete;

•	our business operations may be adversely affected by information systems interruptions, intrusions or new software implementations;

•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility;

•
significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could adversely affect our earnings and equity and increase our pension funding requirements;

•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth;

•	our sales and earnings may be affected if we cannot identify, acquire or integrate strategic acquisitions, or if we engage in divesting activities;

•	our operations in foreign countries expose us to political and currency risks and adverse changes in local legal and regulatory environments;

•	unforeseen exposure to additional income tax liabilities may affect our operating results;

•	government regulations could limit our ability to sell our products outside the United States and otherwise adversely affect our business;

•	new governmental regulations and customer demands related to conflict minerals may adversely impact our operating results;

•
the failure or misuse of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages;

•	future terror attacks, war, natural disasters or other catastrophic events beyond our control could negatively impact our business;

•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs; and

•	we are involved in various legal proceedings, the outcome of which may be unfavorable to us.

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
Net sales	$634,539	$683,698	$1,902,308	$1,976,961
Cost of sales	443,963	481,431	1,354,264	1,378,567
Gross profit	190,576	202,267	548,044	598,394
Research and development	34,157	32,498	96,882	105,478
Selling, general and administrative	90,733	102,616	280,718	307,349
Interest	7,916	2,215	20,953	9,788
Restructuring	6,604	—	6,604	—
Other	442	283	1,327	10,656
Earnings before income taxes	50,724	64,655	141,560	165,123
Income taxes	14,393	16,533	37,871	47,179
Net earnings	$36,331	$48,122	$103,689	$117,944

Net earnings per share
Basic	$0.95	$1.09	$2.62	$2.62
Diluted	$0.94	$1.08	$2.59	$2.59

Average common shares outstanding
Basic	38,389,629	44,077,121	39,555,423	44,946,413
Diluted	38,744,620	44,669,248	39,963,142	45,541,561

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
Net sales:
Aircraft Controls	$270,339	$294,194	$811,103	$834,420
Space and Defense Controls	95,266	102,505	288,477	297,260
Industrial Systems	130,581	147,722	393,092	442,998
Components	106,826	110,587	315,432	314,433
Medical Devices	31,527	28,690	94,204	87,850
Net sales	$634,539	$683,698	$1,902,308	$1,976,961
Operating profit and margins:
Aircraft Controls	$28,401	$30,342	$75,195	$87,980
	10.5%	10.3%	9.3%	10.5%
Space and Defense Controls	6,149	8,664	19,784	25,523
	6.5%	8.5%	6.9%	8.6%
Industrial Systems	13,068	16,826	38,972	44,010
	10.0%	11.4%	9.9%	9.9%
Components	13,602	16,972	42,258	46,707
	12.7%	15.3%	13.4%	14.9%
Medical Devices	4,870	2,343	12,128	7,348
	15.4%	8.2%	12.9%	8.4%
Total operating profit	66,090	75,147	188,337	211,568
	10.4%	11.0%	9.9%	10.7%
Deductions from operating profit:
Interest expense	7,916	2,215	20,953	9,788
Equity-based compensation expense	603	1,553	4,569	6,545
Corporate expenses and other	6,847	6,724	21,255	30,112
Earnings before income taxes	$50,724	$64,655	$141,560	$165,123

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	July 4, 2015	September 27, 2014
ASSETS
Current assets
Cash and cash equivalents	$277,444	$231,292
Receivables	710,965	780,874
Inventories	505,187	517,056
Other current assets	128,162	134,842
Total current assets	1,621,758	1,664,064
Property, plant and equipment, net	537,012	555,348
Goodwill	740,184	757,852
Intangible assets, net	154,223	178,070
Other assets	47,792	53,118
Total assets	$3,100,969	$3,208,452
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$407	$103,660
Current installments of long-term debt	33	5,262
Accounts payable	166,649	162,667
Customer advances	138,962	145,500
Contract loss reserves	31,388	35,984
Other accrued liabilities	235,224	269,731
Total current liabilities	572,663	722,804
Long-term debt, excluding current installments	1,075,075	765,114
Long-term pension and retirement obligations	237,544	288,216
Deferred income taxes	100,962	83,931
Other long-term liabilities	1,705	972
Total liabilities	1,987,949	1,861,037
Commitment and contingencies	—	—
Shareholders' equity
Common stock	51,280	51,280
Other shareholders' equity	1,061,740	1,296,135
Total shareholders' equity	1,113,020	1,347,415
Total liabilities and shareholders' equity	$3,100,969	$3,208,452

Moog Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Nine Months Ended
	July 4, 2015	June 28, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$103,689	$117,944
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	59,468	57,997
Amortization	19,010	23,589
Equity-based compensation expense	4,569	6,545
Redemption of senior subordinated notes	—	8,002
Other	18,781	9,182
Changes in assets and liabilities providing (using) cash:
Receivables	51,547	34,651
Inventories	(4,763)	449
Accounts payable	7,332	(18,857)
Customer advances	(5,008)	(11,953)
Accrued expenses	(21,182)	(4,449)
Accrued income taxes	(8,205)	9,695
Pension assets and liabilities	(23,817)	(16,902)
Other assets and liabilities	5,407	(5,844)
Net cash provided by operating activities	206,828	210,049

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(57,712)	(57,842)
Other investing transactions	12,597	(8,404)
Net cash used by investing activities	(45,115)	(66,246)

CASH FLOWS FROM FINANCING ACTIVITIES
Net short term repayments	(3,337)	(977)
Net (repayments) proceeds from revolving lines of credit	(90,000)	266,135
Net repayments on long-term debt	(5,250)	(3,377)
Proceeds from senior notes, net of issuance costs	294,430	—
Payments on senior subordinated notes	—	(191,575)
Payment of premium on redemption of senior subordinated notes	—	(6,945)
Proceeds from sale of treasury stock	11,437	2,413
Purchase of outstanding shares for treasury	(297,417)	(147,360)
Proceeds from sale of stock held by SECT	7,328	1,144
Purchase of stock held by SECT	(12,121)	(5,206)
Purchase of stock held by SERP	(7,328)	—
Excess tax benefits from equity-based payment arrangements	5,973	2,695
Other financing transactions	—	(2,238)
Net cash used by financing activities	(96,285)	(85,291)

Effect of exchange rate changes on cash	(19,276)	583
Increase in cash and cash equivalents	46,152	59,095
Cash and cash equivalents at beginning of period	231,292	157,090
Cash and cash equivalents at end of period	$277,444	$216,185